EXHIBIT 10.6(g)

September 27, 2017
Allan Cohen
190 Vandelinda Avenue
Teaneck, New Jersey 07666
Dear Allan:
I am pleased to offer you the position of Vice President, Chief Accounting Officer, Conduent, Inc., reporting to me. The expected start date is October 17, 2017. Your work location will be at 100 Campus Drive in Florham Park, New Jersey. This offer is contingent upon approval of the Board of Directors.
Annual Base Salary
Your starting base salary for this position will be paid bi-weekly, one week in arrears, at the annualized rate of $400,000.
Annual Performance Incentive Plan
You will be eligible to participate in the 2018 Annual Performance lncentive Plan (APIP) at an annual target level of 60% of base salary prorated for time eligible to participate in the plan. The payout can be up to 2 times target and this varies based on company and individual performance.
Executive Long-Term Incentive Plan
You will be eligible to participate in the Executive Long-Term Incentive Plan (ELTIP) for 2018 with a target award of $250,000. Grants are typically made in April of each year. Additional details of the ELTIP will be provided to you separately.
You will also be eligible to receive a sign-on ELTIP grant of $250,000 at grant date, expected to be on or about December 29, 2017. Additional details of the ELTIP will be provided to you separately.
Benefits
We are pleased to offer you a comprehensive benefits package, including medical, dental, vision care, disability income protection, accident insurance, and life insurance. You are eligible for coverage on your first day of employment assuming an October 17, 2017 start date.
In addition, Conduent offers a 401(k) savings plan which includes a dollar-for-dollar company match of 3.0%. You will also be eligible for paid vacation totaling four weeks per year.
Severance
You will be eligible for the severance if your employment is terminated by Conduent for any reason (other than for cause) as defined herein. Severance benefits under this arrangement will be the equivalent of 6 months of your annual base salary and benefits coverage and will be paid in accordance with our regularly scheduled payroll. The payment of any severance benefits will be contingent upon your execution of both a general release of all claims and an agreement not to engage in detrimental activity as determined by the Company upon your termination.
For Cause Definition
The term for cause as used in this letter shall mean any one or more of the following reasons for termination: (i) your failure to follow the directions of your manager provided such directions are not inconsistent with your job duties and/or with applicable law; (ii) your performance of any act of fraud, dishonesty, misappropriation or embezzlement, or other similar willful misconduct while conducting business on behalf of Conduent or executing upon your job duties and responsibilities; (iii) your conviction of any felony or a crime involving moral turpitude (including pleading guilty or no contest to such crime or a lesser crime which results from plea bargaining); (iv) your performance becomes impaired due to alcohol or substance abuse and you refuse to seek treatment; (v) your performance of any act which injures or reasonably could be expected to injure the reputation, brand, business or business relationships of Conduent; and (vi) your violation of any material Conduent policy, including, but not limited to, policies prohibiting sexual harassment, retaliation, discrimination, and violence.

EXHIBIT 10.6(g)

Other Conditions
It is our sincere hope and belief that our relationship will be a beneficial one, however, Conduent does not offer employment on a fixed term basis. Unless otherwise prohibited by law, this letter should not be considered in any manner as a proposed contract for employment for any fixed term, as your employment will be "at will." That is, either you or Conduent can terminate this relationship at any time, with or without cause or notice. In addition, Conduent may change any term or condition of your employment at will; with or without cause or notice.
This offer of employment is contingent on the receipt of a waiver of non-competition agreements with current or prior employers, if any. This offer is also contingent upon the successful completion of a pre-employment background check (criminal, credit etc.) which will require your execution of a background screening consent. Additionally, your employment is contingent on your execution of Conduent Employee Confidentiality, Non-Solicitation and Intellectual Property Non-Compete Agreement. Lastly, you will be required to present documents necessary to complete an I−9 Form. Human Resources will contact you to make an appointment with an I−9 verifier prior to your scheduled start date.
This offer will remain in effect until October 2, 2017. Please notify me of your acceptance and ensure that all requirements are met before we finalize your start date (expected to be on or before Tuesday, October 17, 2017). All originals should be returned to me and if you have any questions, please feel free to contact me at (973) 526-7146.
Allan, I am delighted you are joining the Conduent leadership team. This is one of most exciting periods in our company’s history; I look forward to your significant contributions and success.
Sincerely,

/s/ BRIAN WEBB-WALSH
Chief Financial Officer
Conduent Inc.

September 28, 2017

/s/ ALLAN COHEN
Allan Cohen